INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

DEFINITIVE INFORMATION STATEMENT
DATE: DECEMBER 2, 2004
                             KLEVER MARKETING, INC.
                          350 WEST 300 SOUTH, SUITE 201
                           SALT LAKE CITY, UTAH 84101

PAYMENT OF FILING FEE:   NO FEE REQUIRED

                              INFORMATION STATEMENT
              CONCERNING AMENDMENT OF CERTIFICATE OF INCORPORATION

GENERAL

The following is information given by KLEVER MARKETING, INC., a Delaware corporation (the "Company"), to its shareholders prior to seeking the consent of the shareholders pursuant to Section 228(a) of the Delaware General Corporation Law to amendment of the Company's Certificate of Incorporation to increase the number of authorized shares.

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

VOTING RIGHTS AND OUTSTANDING SHARES

As of November 23, 2004, there were outstanding 36,407,620 common shares and convertible preferred stock that have the right convert into 9,773,120 common shares. Thus, there were as of such date a total of 46,180,741 common and common equivalent shares. Holders of common stock are entitled to one vote for each such share so held of record. Holders of preferred stock are entitled to one vote for each share of common stock into which such preferred stock is convertible. Each share of preferred stock is convertible into a formula determined number of common stock, which formula is dependant upon the price that the Company sold or issued common stock. This formula prevents the preferred Stock from dilution. Stockholders of record at the close of business on the Record Date are entitled to vote on the proposal to amend the Certificate of Incorporation. A written consent signed by the holders of a majority of the total number of shares issued and outstanding on the Record Date will constitute approval by the Stockholders of the proposed amendment. Abstentions and "broker non-votes" (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining whether or not a majority of the share of Stock entitled to vote has signed written consents in favor of the amendment of the Certificate of Incorporation.

--------------------------------------------------------------------------------
                PROPOSAL TO AMEND TO CERTIFICATE OF INCORPORATION

--------------------------------------------------------------------------------

On November 23, 2004 the Board of Directors considered, and approved for recommendation to the stockholders an amendment to the Certificate of Incorporation. The Certificate of Incorporation, as currently in force, provides that the Company is authorized to issue up to 50,000,000 shares of common stock, par value $.01 per share. The proposed amendment provides for an increase in the number of shares of common stock the Company would be authorized to issue in the future, from 50,000,000 shares to 175,000,000 shares. This increase is needed to provide sufficient authorized common stock for the current and future needs of the Company.

The Board of Director's recommendation was based upon two reasons. First, additional authorized shares are needed to be held in reserve in the event the already existing options, warrants, convertible debt, convertible preferred stock and accrued but unpaid and undeclared dividends are exercised resulting in the issuance of additional shares of common stock (collectively "Prospective Stock Rights"). Currently there are 36,407,620 shares of common stock issued and outstanding. The number of shares of common stock that could result from the Prospective Stock Rights is 28,609,350 shares. Given the currently authorized 50,000,000 shares, there would be an over-issuance of 14,397,243 shares if all of the Prospective Stock Rights were to be exercised. Thus, an increase in authorized common stock is needed to provide for the possible exercise of these Prospective Stock Rights.

The approval of the proposed amendment would, in essence, be a defacto approval of these Prospective Stock Rights since but for this increase in authorized shares, these Prospective Stock Rights may not be funded. This factor should be considered in determining whether or not to approve the proposed amendment.

The following is a summary of the Prospective Stock Rights that if exercised would result in the issuance of 28,609,350 shares and hence the potential over-issuance of 14,397,243 shares. This table includes all of the Prospective Stock Rights and not just those that compose the 14,397,243 because it is unclear as to which of the Prospective Stock Rights have priority over the other rights and hence which of the Prospective Stock Rights compose the potential over-issuance of 14,397,243. All of the Prospective Stock Rights are owned by principal shareholders, management and/or employees. The table also shows this ownership.

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


-------------------- ------------------------------------------- --------------- ---------------------------------------------------
TYPE OF STOCK        CONVERSION RIGHTS                           TOTAL NO. OF    PRINCIPAL SHAREHOLDERS AND/OR MANAGEMENT OWNING
                                                                 COMMON SHARES   THESE SHARES

-------------------- ------------------------------------------- --------------- ---------------------------------------------------

Preferred Stock      Each share of  preferred  stock may at any  1,684,340       Olson Foundation & Affiliates:      951,170
(these were          time be converted into common stock;  this                  Paul Begum & Affiliates:             15,380
generally sold to    is the initial conversion number.                           Seabury Entities                    717,790
raise needed
operating capital)
-------------------- ------------------------------------------- --------------- ---------------------------------------------------
                     In  addition  to  the  initial  conversion  8,088,780       Olson Foundation & Affiliates:     4,756,469
                     rights,  the  number  of  common  stock is                  Paul Begum & Affiliates              152,207
                     increased  pursuant to the below described                  Seabury Entities                   4,864,444
                     anti-dilution factor.
-------------------- ------------------------------------------- --------------- ---------------------------------------------------
                     Each  share of  preferred  stock  provides   619,728        Olson Foundation & Affiliates:       340,639
                     for  cumulative   dividends  that  at  the                  Paul Begum & Affiliates                6,395
                     discretion  of the Board of Directors  may                  Seabury Entities                     272,694
                     be  paid  in  .0425  shares  of  preferred
                     stock   payable    semi-annually,    which
                     dividend  shares may then be  converted at
                     any time into common stock
-------------------- ------------------------------------------- --------------- ---------------------------------------------------
Convertible debt     The  debt  holders  listed  below  have  a   11,354,919     Olson Foundation & Affiliates:     9,750,010
(this debt was       right to  convert  their  debt at any time                  Seabury Entities                   1,502,303
usually given for    into  common  stock  based  upon  a $1 per                  Arbinger                              44,605
barrowed capital     share value or the current reset price.                     D. Paul Smith                          2,727
or for provided                                                                  Other                                 55,273
services)



-------------------- ------------------------------------------- --------------- ---------------------------------------------------
Options and          These may be  exercised  at any time prior   6,861,584      Paul Begum & Affiliates               237,000
Warrants (the bulk   to their  expiration date (most all expire                  Seabury Entities                      412,936
of these were        prior to  9/13/07)  upon  payment of their                  Arbinger                              177,686
given to             strike price  (471,213 have a strike price                  Bailey & Affiliates                   520,000
directors,           of $0.05 or less,  3,867,000 have a strike                  D. Paul Smith                       1,261,225
management and       price  of  $0.06,  700,000  have a  strike                  Michael L. Mills                      512,000
employees as         price of between $0.07 and $0.50,  130,303                  Richard J. Trout                    1,028,278
supplemental         with a strike  price of between  $0.51 and                  William J. Dupre                      200,000
compensation)        $0.99,  and 1,834,245  with a strike price                  C. Terry Warner                       612,747
                     of $1.00 or more                                            Danny Warner                          100,000
                                                                                 Other Employees                       175,000
                                                                                 Other Shareholders                    973,500

-------------------- ------------------------------------------- --------------- ---------------------------------------------------
TOTAL                                                             28,609,350                                        28,609,350
-------------------- ------------------------------------------- --------------- ---------------------------------------------------

      As indicated in the above table, the preferred stock has an anti-dilution conversion factor (sometimes referred to as a "toxic" factor) which is designed to cause the preferred stock to be converted into additional common stock if the Company sells common stock for less than the preferred stock's initial conversion price of $2.60 (subject to adjustment) for class A preferred stock, $1.70 (subject to adjustment) for class B preferred stock and $0.66 (subject to adjustment) for class C Preferred Sock. This anti-dilution formula is designed to effectuate the conversion based upon the premise that the converted value of the preferred stock is to remain constant. The factor looks to the average issue price over the most recent 12 months to determine the current value of the common stock. Thus, if the value of the common stock decreases, based upon this one year average issuance price, then in order to maintain the value of the converted preferred stock, additional shares of common stock need to be issued upon the preferred stock's conversion. As a result of a significant decrease in the issuance price, as compared to the initial conversion price of each class of preferred shares provided above, the number of conversion common stock has grown as provided for above. In the event the Company issues additional common stock for a reduced price, then this anti-dilution factor would again be triggered and result in additional conversion shares. The below table illustrates the number of additional shares that would be necessary if there is a reduction in average issue price. As is demonstrated by the table, the number of additional common stock into which the preferred stock can be converted could increase dramatically if the Common Share average issue price were to decrease. In the event of such a decrease in issue price, the Company would need to come back to the Shareholders for authorization for the issuance of additional common stock. Because of the nature of the anti-dilution factor, there is no ceiling or limit on the number of shares common shares into which the Preferred Shares would be converted.

------------------------------------------------------------------ ----------------------------------------------------------------
Reduction in latest average issue price                            Number of additional common conversion shares
------------------------------------------------------------------ ----------------------------------------------------------------
  (assumes a 25% reduction in issue price)                           3,257,707
------------------------------------------------------------------ ----------------------------------------------------------------
  (assumes a 50% reduction in issue price)                           9,773,120
------------------------------------------------------------------ ----------------------------------------------------------------
  (assumes a 75% reduction in issue price)                          29,319,361
------------------------------------------------------------------ ----------------------------------------------------------------


the second reason for the proposed amendment is to provide sufficient common shares to generate needed operating funds. The Company is in the process of seeking additional equity capital investments to satisfy the Company's short term and long term financing needs. Currently, the Company has insufficient operating funds or funds to complete its research, development and deployment so that it can commence full-scale operations. The Company plans on obtaining this needed financing through equity investment. Although the Company is in discussion with a couple different potential investors, it has not yet secured this funding and does not currently have specific plans, arrangements or proposals for when or what form that either of these financing will occur. The Company is considering several different equity investors as well as several different forms that this equity investment may take. The Company is considering raising about $600,000 for current operations through equity investment or debt with a convertible equity right. It is anticipated that this will require the issuance or potential issuance of about 10,000,000 common shares. The Company believes that to complete its research, development and commencement of operations that an additional infusion of $6,000,000 to $9,000,000 is needed. It is anticipated that this would require the issuance of about 75,000,000 shares. Thus, a total of 85,000,000 common shares are needed for current and future operations. In the event the Company was to issue preferred stock to raise part or all of this funding then there is a potential of significant additional dilution to common shareholders as a result of the preferred stock's anti-dilution factor discussed above. If after the issuance of such preferred stock the average issue price of the common stock were to be decrease, then the preferred stock's anti-dilution factor would result in the number of potential common conversion stock to increase. Thus, if preferred stock were to be issued there is a potential that the resulting number of common stock to be eventually issued would be significantly greater than indicated above and shareholder approval for additional authorized shares would need to be sought again. The Company currently intends to only issue common stock or convertible debt without an anti-dilution factor so as to prevent this addition dilution phenomenon.

One of the options that the Company is considering with respect to this long-term equity financing is to enter into an agreement for the sale of common shares each month to a single investor over the next approximately four-eight months. This equity funding would require the registration of the shares being purchased by the investor with the Securities and Exchange Commission. This would permit this purchaser/investor to sell part or all of the purchased shares to the public. The Company is also considering investors that would not require a registration with the Securities and Exchange Commission of the newly issued shares.

In summary, the proposed amendment to the Certificate of Incorporation is for the purpose of increasing the number of authorized common shares from 50,000,000 to 175,000,000. Approximately 40,000,000 of these additional 125,000,000 shares will be held in reserve for the Prospective Stock Rights, with the balance, 85,000,000 for current operations and for long-term financing for research, development and deployment.

When the Company first commenced upon obtaining approval for the increase in capitalization its shares were being traded for $.10 to $.15. Assuming the additional authorized shares would be sold for a similar price, the additional number of authorized shares would have been sufficient to raise the needed $6 to $9 million dollars. Since that time the trading price has decreased to about $.05 per share. If this figure is used, then there would not be sufficient authorized shares to raise the needed $6 to $9 million dollars. However, because of a relative light trading volume and a delay in obtaining needed equity funding, the Company does not believe that this trading price is an accurate reflection upon the true value of the Company. As indicated, the Company intends to raise an initial small amount of equity. It is thought that once this equity has been raised and the Company is then able to show financial ability to initiate its business plan that its share price would respond positively. This would permit the later equity funding to take place at a time when the trading stock price would have rebounded. This would mean the larger equity funding could be based upon the increased trading price. If so, the share volume and equity raised numbers would be accurate. In addition one of the equity funding being pursued would acquire a significant portion of the Company and thus, would be looking to the Company's assets value in determining the value of the stock rather than the currently low trading price. The Company believes that this approach would also result in a higher true value for the shares to be issued. In either case, the Company continues to believe that the above increase in authorized shares will permit the raising of the $6 to $9 million dollars. However, the Company's view as to the future trading price is speculative and the Company could be wrong. It is possible that the share price will not increase or could decrease. Not only would such a decrease result in the need to issue additional common shares to raise the needed capital, it would also result in additional conversion common shares due to the preferred shares anti-dilution rights discussed above. In such event, the Company would need to come again to the Shareholders for authorization to increase the number of authorized shares.

The Company recognizes that this large increase in the number of authorized shares could be viewed as an anti-takeover action. The Company does not, however, have any knowledge of any specific effort to accumulate the Company's securities or to obtain control of the Company and it is not the Company's intention to use such additional authorized shares for any type of anti-takeover purpose. However, the potential for such is present and should be considered in determining whether or not to approve the proposed amendment. For your information, neither the Company's certificate of incorporation nor its by-laws presently contain any provisions having an anti-takeover effect, nor does the Company intend to propose any anti-takeover measures in future proxy solicitations, adopt any anti-takeover provision, or enter into any other arrangements that may have material anti-takeover consequences.

CONSENT REQUIRED FOR APPROVAL. The written consent of a majority of the shares of the issued and outstanding Stock entitled to vote is required to approve the proposal to amend the Certificate of Incorporation.

                               SECURITY OWNERSHIP

The following table sets forth, as of November 23, 2004 certain information regarding the ownership of the Company's common stock and common equivalent stock by the indicated shareholders.


  TOP HOLDERS                            Total Beneficial Common Shares Ownership  Voting Percentage1
  ----------------------------------------------------------------------------------------------------------------------------------
  Olson Foundation & Affiliated
  Entities                             46,650,399   2                                                                        65.93%
  ----------------------------------------------------------------------------------------------------------------------------------
  Paul Begum & Affiliated Entities      3,554,434   3                                                                         7.64%
  ----------------------------------------------------------------------------------------------------------------------------------
  Seabury Entities                      7,057,807   4                                                                        14.10%
  ----------------------------------------------------------------------------------------------------------------------------------
  Primavera                             3,252,771   5                                                                         7.04%
  ----------------------------------------------------------------------------------------------------------------------------------
  Arbinger                              3,624,270   6                                                                         7.83%
  ----------------------------------------------------------------------------------------------------------------------------------

  DIRECTORS, OFFICERS & EMPLOYEES
  ----------------------------------------------------------------------------------------------------------------------------------

  Bailey & Affiliated Entities          3,764,914   7                                                                          8.06%
  ----------------------------------------------------------------------------------------------------------------------------------
  D. Paul Smith                         2,360,846   8                                                                          4.97%
  ----------------------------------------------------------------------------------------------------------------------------------
  Michael L. Mills                      1,463,762   9                                                                          3.13%
  ----------------------------------------------------------------------------------------------------------------------------------
  Richard J. Trout                      1,093,922   10                                                                         2.32%
  ----------------------------------------------------------------------------------------------------------------------------------
  William J. Dupre                        600,000   11                                                                         1.29%
  ----------------------------------------------------------------------------------------------------------------------------------
  C. Terry Warner                       3,194,910   12                                                                         6.82%
  ----------------------------------------------------------------------------------------------------------------------------------
  Danny Warner                            100,000   13                                                                         0.22%
  ----------------------------------------------------------------------------------------------------------------------------------
  Other Employees                         450,000   14                                                                         0.60%
  ----------------------------------------------------------------------------------------------------------------------------------

  ----------------------------------------------------------------------------------------------------------------------------------
  Other Existing Shareholders          16,184,027   15                                                                       22.87%
  ----------------------------------------------------------------------------------------------------------------------------------

  TOTAL COMMON SHARES ISSUED           36,407,620


1 The percentages are calculated as if all of such shareholder's beneficial convertible options, warrants and shares had been converted but none of the other shareholders' convertible options, warrants and shares were exercised.
2 Olsen Foundation & Affiliated Entities- Includes Olsen Holdings (of which Michael Mills is a director/officer), Estate of PDO (which includes Michael Mills), Olsen Legacy and Presidio Investments. Composed of 8,346,781 issued common shares, 9,208,524 common shares issuable upon conversation of preferred stock, 27,270,969 common shares issue able upon conversion of debt, 1,166,272 common shares issuable upon exercise of options and warrants, and 657,853 common shares issuable as a result of accrued but unpaid dividends. Olsen Foundation, Olsen Holdings, and Estate of PDO are located at 2220 Eastridge Avenue, Suite B Riverside, CA 92507. Olsen Legacy Trust and Presidio Investments locted at 3200 N Cnetral Avenue, Suite 1560 Phoenix, AZ 85012
3 Paul Begum & Affiliates- Composed of 3,158,807 issued common shares, 152,207 common shares issuable upon conversation of preferred stock, , 237,000 common shares issuable upon exercise of options and warrants, and 6,420 common shares issuable as a result of accrued but unpaid dividends. 2608 Nottingham Way Salt Lake City, UT 84108
4 Seabury- Composed of 0 common shares, 4,864,444 common shares issuable upon conversation of preferred stock, 1,506,546 common shares issuable upon conversion of debt, 412,936 common shares issuable upon exercise of options and warrants, and 273,880 common shares issuable in accrued but unpaid dividends. 540 Madison Avenue New York, NY 10022
5        Primavera- all issued common shares. Located at 1278 Locust Ln Provo UT
         84604
6 Arbinger-Composed of 3,490,756 issued common shares, 44,671 common shares issuable upon conversion of debt, and 88,843 common shares issuable upon exercise of options and warrants. 563 W 500 S Bountiful, UT 84010
7 Baily & Affiliated Entities- Composed of 3,244,914 issued common shares, and 520,000 common shares issuable upon exercise of options and warrants. 3889 E Brockbank Drive Salt Lake City, UT 84124
8 D. Paul Smith- includes 25% of Arbinger which Paul is part owner, composed of 1,041,301 common shares, 13,899 common shares issuable upon conversion of debt, and 1,305,647 options and warrants. 747 West Sheringham Court Farmington, UT 84025
9        Michael  Mills-  (included in Estate of PDO) Composed of 951,762 common shares, , and 512,000 options and warrants. 20890 Bakal Drive Riverside, CA 92508
10 Richard Trout- Composed of 65,645 common shares, and 1,028,278 options and warrants. 20775 Rosedale Drive, Riverside, CA 92508
11 William Dupre- Composed of 400,000 common shares, and 200,000 options and warrants 929 Weatherbee Avenue Downers Grove, IL 60516
12 C. Terry Warner- (includes 25% Arbinger and 50% Primavera), Composed of 2,526,574 common shares, 11,168 common shares issuable upon conversion of debt and 657,168 options and warrants. 1278 Locust Ln Provo, UT 84604
13 Danny Warner- Composed of 100,000 common shares issuable upon exercise of options. 185 Paradise Rd Park City, UT 84098
14 Other Employees- Composed of 275,000 issued common shares, and 175,000 common shares issuable upon exercise of options
15 Other Existing Shareholders- Composed of 15,496,777 issued common shares, 53,810 common shares issuable upon conversion of debt and 633,440 common shares issuable upon exercise of options and warrants

                       By Order of the Board of Directors
                      /s/D. Paul Smith,  Corporate Secretary
                      Salt Lake City, Utah































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